Investor Relations Contact: Lori Owen Xilinx, Inc. (408) 879-6911 ir@xilinx.com	EXHIBIT 99.1

XILINX SALES UP 10% SEQUENTIALLY;
QUARTERLY DIVIDEND INCREASED $0.02 PER SHARE

SAN JOSE, CA, OCTOBER 14, 2009-- Xilinx, Inc. (Nasdaq: XLNX) today announced second quarter fiscal 2010 sales of $415.0 million, up 10% sequentially and down 14% from the second quarter of the prior fiscal year. Second quarter net income was $64.0 million, or $0.23 per diluted share, including previously announced restructuring charges totaling $5.9 million, or approximately $0.02 per diluted share.

The Xilinx Board of Directors announced a $0.02 increase in the quarterly cash dividend to $0.16 per outstanding share of common stock, payable on November 24, 2009 to all stockholders of record at the close of business on November 4, 2009.

Additional second quarter comparisons are represented in the charts below:

GAAP Results
(In millions, except EPS)

				Growth Rates
	Q2	Q1	Q2
	FY 2010	FY 2010	FY 2009 (1)	Q-T-Q	Y-T-Y
Net revenues	$415.0	$376.2	$483.5	10%	-14%
Operating income	$82.1	$57.4	$124.6	43%	-34%
Net income	$64.0	$38.0	$81.1	68%	-21%
Diluted earnings per share	$0.23	$0.14	$0.29	64%	-21%

(1)	As adjusted due to the retrospective adoption of the accounting standard for convertible debentures in the first quarter of fiscal 2010.

Sales growth in the September quarter was driven by strength from all end markets and geographic regions. New Product sales increased 36% sequentially during the quarter due primarily to strong growth from the Virtex®-5 and Spartan®-3 FPGA families.

“I am encouraged by the broad-based recovery in our business,” said Moshe Gavrielov, Xilinx President and Chief Executive Officer. “Strong sales growth coupled with continued operating expense control contributed to a significant improvement in operating margin. September quarter operating margin was 20%, up from 15% in the prior quarter.”

Net Revenues by Geography:
	Percentages			Growth Rates
	Q2	Q1	Q2
	FY 2010	FY 2010	FY 2009	Q-T-Q	Y-T-Y
North America	35%	35%	34%	12%	-10%
Asia Pacific	35%	37%	32%	3%	-8%
Europe	21%	20%	23%	15%	-23%
Japan	9%	8%	11%	26%	-23%

Net Revenues by End Market:
	Percentages			Growth Rates
	Q2	Q1	Q2
	FY 2010	FY 2010	FY 2009	Q-T-Q	Y-T-Y
Communications	46%	49%	43%	4%	-8%
Industrial & Other	31%	31%	32%	9%	-17%
Consumer & Automotive	16%	14%	17%	27%	-22%
Data Processing	7%	6%	8%	31%	-20%

Net Revenues by Product:
	Percentages			Growth Rates
	Q2	Q1	Q2
	FY 2010	FY 2010	FY 2009	Q-T-Q	Y-T-Y
New	31%	25%	16%	36%	63%
Mainstream	33%	36%	37%	4%	-22%
Base	31%	34%	42%	-1%	-37%
Support	5%	5%	5%	2%	-23%

Products are classified as follows:

New Products: Virtex-6, Virtex-5, Spartan-6, Spartan-3A and Spartan-3E product families
Mainstream Products: Virtex-4, Spartan-3, Spartan-II and CoolRunner™-II product families
Base Products: Virtex, Virtex-E, Virtex-II, Spartan, XC4000, CoolRunner and XC9500 product families
Support Products: Configuration products, HardWire, Software & Support/Services

Key Statistics:
(Dollars in millions)

	Q2	Q1	Q2
	FY 2010	FY 2010	FY 2009
Annual Return on Equity (%)*	10	8	17
Operating Cash Flow	$118	$147	$95
Depreciation Expense	$12	$13	$13
Capital Expenditures	$4	$5	$12
Combined Inventory Days	75	78	93
Revenue Turns (%)	57	57	59

*     Return on equity calculation: Annualized net income/average stockholders’ equity

Highlights –Second Quarter Fiscal 2010

  Xilinx announced design support for Virtex-6 HXT FPGAs with Version 11.3 of the ISE® Design Suite software. Optimized for 40G/100G wired telecommunications and data communications, Virtex-6 HXT FPGAs deliver serial interface technology to designers of ultra-high bandwidth systems with line rates in excess of 11 Gigabits per second. As the leader in serial connectivity solutions for FPGAs, Xilinx estimates that it shipped over 75% of the PLD industry’s FPGAs with embedded transceivers in the September quarter.

  The Spartan-6 family continues to be the PLD industry’s only 45nm high-volume FPGA family. Manufactured by Samsung, this family marks the first time transceiver capability and high-performance PCIe and memory controller blocks have been integrated into a 45nm low-cost FPGA fabric. These key technologies enable customers to make FPGA-based products and platforms that are lower power, lower cost and easier to use.

  The Company’s consistent profitability and cash flow generation—even during challenging economic conditions, led to the Board’s recent decision to increase the quarterly cash dividend by $0.02 to $0.16 per common share. This is the fifth time Xilinx has increased its dividend since initiating the dividend program in April 2004.

Business Outlook – December Quarter Fiscal 2010

  Sales are expected to be up approximately 6% to 10% sequentially.

  Gross margin is expected to be approximately 62% to 63%.

  Operating expenses are expected to be approximately $186 million, including $3 million in charges relating to restructuring activity announced on April 15, 2009.

  Other income and expense is expected to be a net expense of approximately $1 million.

  Fully diluted share count is expected to be approximately 278 million.

  December quarter tax rate is expected to be approximately 19%.

Conference Call

A conference call will be held today at 2:00 p.m. Pacific Time to discuss the quarter's results and management's outlook for the December quarter. The webcast and subsequent replay will be available in the investor relations section of the company's web site at www.investor.xilinx.com. A telephonic replay of the call may be accessed later in the day by calling (800) 642-1687 and referencing confirmation code 32161500. The telephonic replay will be available for two weeks following the live call.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “may,” “will,” “could,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar words. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers' customers, our ability to forecast end customer demand, customer acceptance of our new products, the ability of the Company to generate cost and operating expense savings in an efficient and timely fashion, the ability of our customers to manage their inventories, a high dependence on turns business, the ability of our foundry suppliers to deliver sufficient wafer volumes in a timely manner, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, and other risk factors listed in our most recent Forms 10-K and 10-Q.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com. Xilinx, the Xilinx logo, Virtex, Spartan, ISE, and other brands designated herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.

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XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	Sept. 26,	Sept. 27,	June 27,	Sept. 26,	Sept. 27,
	2009	2008*	2009	2009	2008*
Net revenues	$414,950	$483,537	$376,235	$791,185	$971,783
Cost of revenues	158,177	177,407	143,822	301,999	353,913
Gross margin	256,773	306,130	232,413	489,186	617,870
Operating expenses:
Research and development	90,145	89,501	83,233	173,378	180,235
Selling, general and administrative	78,621	88,080	73,556	152,177	181,084
Amortization of acquisition-related intangibles	-	1,426	2,493	2,493	2,851
Restructuring charges	5,915	2,487	15,771	21,686	22,023
Total operating expenses	174,681	181,494	175,053	349,734	386,193

Operating income	82,092	124,636	57,360	139,452	231,677
Impairment loss on investments	-	(29,001)	-	-	(33,622)
Interest and other income (expense), net	(1,782)	7,240	(10,910)	(12,692)	11,718
Income before income taxes	80,310	102,875	46,450	126,760	209,773
Provision for income taxes	16,272	21,815	8,444	24,716	45,535
Net income	$64,038	$81,060	$38,006	$102,044	$164,238

Net income per common share:
Basic	$0.23	$0.29	$0.14	$0.37	$0.59
Diluted	$0.23	$0.29	$0.14	$0.37	$0.59

Cash dividends declared per common share	$0.14	$0.14	$0.14	$0.28	$0.28

Shares used in per share calculations:
Basic	276,353	276,169	275,523	275,735	277,357
Diluted	276,988	277,714	276,258	276,271	279,258

*	As adjusted due to the retrospective adoption of the accounting standard for convertible debentures in the first quarter of fiscal 2010

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Sept. 26,	March 28,
	2009	2009*
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$1,517,610	$1,324,933
Accounts receivable, net	226,673	216,390
Inventories	100,957	119,832
Deferred tax assets and other current assets	99,192	91,313
Total current assets	1,944,432	1,752,468
Net property, plant and equipment	371,689	387,907
Long-term investments	352,375	347,787
Other assets	292,189	323,739
Total Assets	$2,960,685	$2,811,901

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$216,701	$170,702
Deferred income on shipments to distributors	75,755	62,364
Total current liabilities	292,456	233,066
Convertible debentures	353,471	352,110
Deferred tax liabilities	206,714	196,189
Other long-term liabilities	141,906	81,776
Stockholders' equity	1,966,138	1,948,760
Total Liabilities and Stockholders' Equity	$2,960,685	$2,811,901

*	Derived from audited financial statements and adjusted due to the retrospective adoption of the accounting standard for convertible debentures in the first quarter of fiscal 2010

XILINX,INC.
SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)
(In thousands)

	Three Months Ended			Six Months Ended
	Sept. 26,	Sept. 27,	June 27,	Sept. 26,	Sept. 27,
	2009	2008*	2009	2009	2008*
SELECTED CASH FLOW INFORMATION:
Depreciation	$12,056	$13,309	$13,009	$25,065	$28,729
Amortization	3,260	4,176	5,307	8,567	8,351
Stock-based compensation	11,762	13,724	13,729	25,491	28,147
Net cash provided by operating activities	117,976	94,700	146,967	264,943	253,197
Purchases of property, plant and equipment	(4,133)	(11,777)	(4,714)	(8,847)	(21,650)
Payment of dividends to stockholders	(38,744)	(38,697)	(38,574)	(77,318)	(77,625)
Repurchases of common stock	-	(125,000)	-	-	(275,000)
Proceeds from issuance of common stock
to employees and excess tax benefit	15,677	49,856	(16,056)	(379)	81,387

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$1,272	$1,497	$1,115	$2,387	$3,079
Research and development	5,205	6,293	5,996	11,201	12,647
Selling, general and administrative	5,285	5,629	5,673	10,958	11,857
Restructuring charges	-	305	945	945	564

*	As adjusted due to the retrospective adoption of the accounting standard for convertible debentures in the first quarter of fiscal 2010